Exhibit 21.1
Subsidiaries of C3.ai, Inc.

Name of Subsidiary	Jurisdiction of Organization
C3, Inc.	Delaware
C3.ai Gov, Inc.	Delaware
C3.ai International, Inc.	Delaware
AI Press, Inc.	Delaware
C3 IoT France S.A.S.	France
C3.ai UK Ltd.	United Kingdom
C3 Energy Italy S.R.L.	Italy
C3.ai Belgium S.R.L.	Belgium
C3.ai Japan K.K.	Japan
C3.ai Netherlands B.V.	The Netherlands
C3.ai Australia Pty Ltd.	Australia
C3 IoT Hong Kong Limited	Hong Kong
C3.ai Singapore Pte Ltd.	Singapore
C3.ai México S. de R.L. de C.V.	Mexico